------------------                             U.S. SECURITIES AND EXCHANGE COMMISSION                  ----------------------------
| F  O  R  M   4 |                                     Washington, D.C. 20549                           |       OMB APPROVAL       |
------------------                                                                                      |--------------------------|
                                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 |OMB Number       3235-0287|
[ ] Check this box if                                                                                   |Expires: September 30,1998|
    no longer Subject        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    |Estimated avg. burden     |
    to Section 16.              Section 17(a) of the Public Utility Holding Company Act of 1935 or      |hours per response.....0.5|
                                         Section 30(f) of the Investment Company Act 1940               ----------------------------
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|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
|                                        | United Pan-Europe Communications NV (UPCOY)    |                                        |
|     Kovacs              Nimrod      J. |                                                |    Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS Identification   |4.Statement for Month/  | X Officer               Other          |
|                                        |  Number of Reporting  |  Year                  |---(give title below) ---(Specify below)|
|                                        |  Person, if an entity |                        |                                        |
|                                        |  (Voluntary)          |   September 1999       |  Managing Director, Eastern Europe     |
| Frederik Roeskestraat 123              |                       |                        |  ---------------------------------     |
|----------------------------------------|                       |------------------------|----------------------------------------|
|               (Street)                 |        --             |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|                                        |                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |          --            |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
| Amsterdam     The Netherlands  1076EE  |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Security Acquired (A) or     |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  Code   |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                               |(Mon/Day/Yr)|(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                               |            |---------|-------------------------------|  Owned at End of|(D) |  (Instr. 4)        |
|                               |            |    |    |                |(A) |         |  Month          |or  |                    |
|                               |            |Code| V  |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |(I) |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|Ordinary Shares                | 09/10/99   | M  |    |    22,381      | A  |Euro     |                 | D  |                    |
|                               |            |    |    |                |    |5.4454(1)|                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Ordinary Shares                | 09/23/99   | S  |    |    22,381      | D  |Euro     |      305        | D  |                    |
|                               |            |    |    |                |    |62.00(1) |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |      153        | I  |By a corporation    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
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Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 1474 (7-97)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                      PAGE:  1 OF  2

FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of        |6.Date       |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative       |Exercisable  |  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities       |and          |  Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or  |Expiration   |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)  |Date         |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)|(Month/Day/  |                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                   |   Year)     |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                   |-------------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                   |      |      |          |Amount or |          |Month     |or  |          |
|          |         |     |---------|-------------------|Date  |Exp.  |   Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code| V  |    (A)  |   (D)   |Exbl. |Date  |          |Shares    |          |          |(I) |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|Phantom   |Euro     |9/10/| M  |    |         | 25,000  | (2)  |1/1/08| Ordinary |  22,381  |          | 200,000  | D  |          |
|Stock     |5.4454(1)| 99  |    |    |         |         |      |      | Shares   |  (3)     |          |          |    |          |
|Options   |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|(right to |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|buy)      |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
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Explanation of Responses:
(1) The exercise price was US$5.64 and the sale price was US$64.20 based on the conversion rate 0.9454 as of September 1, 1999.
(2) The Stock Options become exercisable in 48 equal monthly installments beginning January 1, 1998.
(3) The number of ordinary shares issued is based on the closing price on the Amsterdam Exchange on the date of exercise
    (Euro62.75) times the number of options exercised minus the sum of the exercise price times the number of options exercised.
    The gross amount that results is then divided by the closing price on the Amsterdam Exchange (Euro62.75), which then gives the number of shares to be issued.


**Intentional misstatements or omissions of facts constitute Federal           /s/ Nimrod J. Kovacs                 October 7, 1999
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------  -----------------
                                                                                  **Signature of Reporting Person         Date
Note: File three copies of this form, one of which must be manually signed.    Nimrod J. Kovacs
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1474 (7-97)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number

                                                                                                                      PAGE:  2 OF  2